Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and related prospectuses of First Foundation Inc. of our report dated February 28, 2022 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, included in its Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Eide Bailly, LLP

San Ramon, California
October 12, 2022